NEWS RELEASE
NCR Atleos Corporation Reports Second Quarter 2025 Results

ATLANTA, August 6, 2025 - NCR Atleos Corporation (NYSE: NATL) (“Atleos”) reported financial results today for the three months ended June 30, 2025. Second quarter results and recent highlights include:

•Second quarter profit and earnings met or exceeded high-end of previously provided guidance ranges, led by ATM outsourcing services growth initiatives and robust hardware demand
•Revenue of $1.10 billion with 70% from recurring revenue streams
•GAAP net income of $45 million; Adjusted EBITDA of $205 million
•GAAP diluted earnings per share of $0.60 grew 46% y/y; Non-GAAP diluted earnings per share of $0.93 grew 9% y/y
•Growth outlook and full year 2025 guidance reaffirmed
•$200 million share repurchase authorization announced, representing approximately 10% of current market capitalization

“NCR Atleos posted another strong quarter and carries strategic momentum into the second half of 2025. Once again, our team delivered revenue and profitability at the high-end of our expectations, all while driving industry-leading service levels, executing productivity initiatives and advancing strategic growth efforts. Robust demand for our self-service banking technology coupled with accelerating interest in ATM outsourcing resulted in a strong order book and backlog. We continue to believe that our full year guidance ranges are appropriate and remain confident that our simple strategy to generate more service revenue from every machine across our leading global installed base will create significant shareholder value,” said Tim Oliver, President and Chief Executive Officer.

“Atleos has made great progress since separating from our former parent six quarters ago as evidenced by solid financial results, a strengthening balance sheet and the continued successful execution of our services-led strategy. As we approach the leverage goals we identified at the time of separation, and in anticipation of steadily increasing free cash flow, we expect a redeployment strategy that balances returning cash to shareholders, accretive growth investments and further reduction in net leverage. To that end, I am pleased to announce that our Board of Directors has authorized a $200 million share repurchase program with a two year duration,” Mr. Oliver concluded.

Second Quarter 2025 Operating Results
•Revenue increased 2% year-over-year to $1.10 billion, including $773 million of recurring revenue, compared to $1.08 billion and $792 million, respectively, in the prior year period.
•Gross profit increased 1% year-over-year to $253 million on a GAAP basis, compared to $251 million in the prior year period. Adjusted gross profit (non-GAAP) was flat year-over-year at $275 million, compared to $274 million in the prior year period.
•Gross margin decreased 30 basis points year-over-year to 22.9% on a GAAP basis, compared to 23.2% in the prior year period. Adjusted gross margin (non-GAAP) decreased 50 basis points year-over-year to 24.9%, compared to 25.4% in the prior year period.
•Income from operations increased 11% year-over-year to $120 million on a GAAP basis, compared to $108 million in the prior year period. Adjusted income from operations (non-GAAP) increased 4% year-over-year to $159 million, compared to $153 million in the prior year period.
•Net income attributable to Atleos increased 50% year-over-year to $45 million, or 4% of revenue on a GAAP basis, compared to net income attributable to Atleos of $30 million, or 3% of revenue in the prior year period.
•Adjusted EBITDA increased 4% year-over-year to $205 million, compared to $197 million in the prior year period. Adjusted EBITDA margin expanded 40 basis points year-over-year to 18.6% from 18.2% in the prior year period.
•Diluted earnings per share increased 46% year-over-year to $0.60 on a GAAP basis, compared to $0.41 in the prior year period. Non-GAAP diluted earnings per share increased 9% year-over-year to $0.93, compared to $0.85 in the prior year period.
•Net cash used by operating activities was $23 million. Adjusted free cash flow-unrestricted was $15 million.

NCR ATLEOS CORPORATION REVENUE AND ADJUSTED EBITDA SUMMARY (Unaudited) (in millions)

	For the Periods Ended June 30
	Three Months
($ in millions)	2025	2024	% Change
Revenue by segment
Self-Service Banking	$733	$672	9%
Network	320	326	(2)%
T&T	41	51	(20)%
Total segment revenue	1,094	1,049	4%
Other (1)	10	31	(68)%
Consolidated revenue	$1,104	$1,080	2%

Adjusted EBITDA by segment
Self-Service Banking	$189	$157	20%
Self-Service Banking Adjusted EBITDA margin %	25.8%	23.4%
Network	86	101	(15)%
Network Adjusted EBITDA margin %	26.9%	31.0%
T&T	9	8	13%
T&T Adjusted EBITDA margin %	22.0%	15.7%
Other (1)	(1)	3	(133)%
Corporate (2)	(78)	(72)	8%
Total Adjusted EBITDA	$205	$197	4%
Total Adjusted EBITDA margin %	18.6%	18.2%
(1)Other represents certain other immaterial business operations, including commerce-related operations in countries that Voyix exited that are aligned to Atleos, that do not represent a reportable segment. Other also includes revenues from commercial agreements with Voyix.
(2)Corporate includes income and expenses related to corporate functions that were not specifically attributable to an individual reportable segment.

Notes to Investors
Revision. During the second quarter of 2025, management identified immaterial misstatements in the previously issued financial statements of the Company. These misstatements resulted in an overstatement of previously reported pre-tax income during fiscal year 2023 of approximately $15 million, an understatement of pre-tax income of approximately $2 million during fiscal year 2024, and an overstatement of pre-tax income of approximately $2 million during the first quarter of fiscal year 2025, as well as an impact to the previously reported amounts in each of the interim periods within fiscal years 2023 and 2024. The Company evaluated the impact of these misstatements to the previously issued annual and interim financial statements and determined that they are not material to any period; however, the Company elected to revise the previously issued financial statements for impacted periods to improve the quality of financial reporting and due to the nature of the adjustments. The financial information included in this release reflects the revision.
Non-GAAP diluted EPS definition change. The Company recognizes foreign currency gains and losses as a result of remeasuring the local currency denominated monetary assets and liabilities for countries designated as hyper-inflationary economies. Beginning in the second quarter of 2025, we exclude from our Non-GAAP diluted EPS the gains and losses on remeasurement of foreign currency in hyper-inflationary countries. Management believes excluding these gains or losses is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. Historical periods in this release have been recast to reflect the change in definition.

Full Year 2025 Guidance

FY 2025 Targets	2025 Initial Guidance	2024 Base (3)
Core Revenue (excludes Voyix)	3% to 6% growth constant currency (est. FX impact -2%)	$4,175 million
Total Revenue	1% to 3% growth constant currency (est. FX impact -2%) Assumes Voyix-related revenue down ~$100M	$4,317 million
Total Adjusted EBITDA (1)	7% to 10% growth constant currency (est. FX impact -1%)	$794 million
Non-GAAP Diluted EPS (2)	21% to 27% growth	$3.22
Adjusted free cash flow-unrestricted	$260 - $300 million	$242 million
(1) Our Adjusted EBITDA calculation previously included certain amounts reported in Other income (expense), net. Beginning in 2025, we exclude total Other income (expense), net from our Adjusted EBITDA calculation, which in 2024 would have resulted in Adjusted EBITDA of $794 million, not including the impact of the revision to our 2024 financial statements discussed in the section entitled “Notes to Investors” above.
(2) Incorporates consensus average SOFR rates for the year in interest expense.
(3) The 2024 base does not reflect the impact of the revision to our 2024 financial statements or change in our definition of Non-GAAP diluted EPS discussed in the section entitled “Notes to Investors” above, as those changes do not impact the guided ranges we have previously communicated.
Core revenue refers to the results of our reportable segments (Self-Service Banking, Network and T&T). With respect to our Adjusted EBITDA, adjusted free cash flow-unrestricted and non-GAAP diluted earnings per share guidance, we do not provide a reconciliation of the respective GAAP measures because we are not able to predict with reasonable certainty the reconciling items that may affect the GAAP net income, GAAP cash flow from operating activities and GAAP diluted earnings per share without unreasonable effort. The reconciling items are primarily the future impact of special tax items, capital structure transactions, restructuring, pension mark-to-market transactions, acquisitions or divestitures, or other events. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, the GAAP measures. Refer to the heading “Non-GAAP Financial Measures” for additional information regarding our use of non-GAAP financial measures.

2025 Second Quarter Earnings Conference Call
A conference call is scheduled for August 7, 2025 at 8:30 a.m. Eastern Time to discuss the second quarter 2025 results. Access to the conference call and accompanying slides, as well as a replay of the call, are available on Atleos’ web site at http://investor.ncratleos.com. Additionally, the live call can be accessed by dialing 800-753-0725 (United States/Canada Toll-free) or 786-460-7170 (International Toll) and entering the participant passcode 2958329. References to Atleos’ website and/or other social media sites or platforms in this release do not incorporate by reference the information on such websites, social media sites, or platforms, and Atleos disclaims any such incorporation by reference.
More information on Atleos’ second quarter earnings, including additional financial information and analysis, is available on Atleos’ Investor Relations website at https://investor.ncratleos.com/.
News Media Contact
Scott Sykes
NCR Atleos Corporation
scott.sykes@ncratleos.com
Investor Contact
Melanie Skijus
NCR Atleos Corporation
melanie.skijus@ncratleos.com

About Atleos

Atleos (NYSE: NATL) is a leader in expanding self-service financial access, with industry-leading ATM expertise and experience, unrivalled operational scale including the largest independently-owned ATM network, always-on global services and constant innovation. Atleos improves operational efficiency for financial institutions, drives footfall for retailers and enables digital-first financial self-service experiences for consumers. Atleos was ranked #12 in Newsweek’s prestigious 2025 Top 100 Global Most Loved Workplaces® list. Atleos is headquartered in Atlanta, Ga., with approximately 20,000 employees globally. For more information, visit www.ncratleos.com.

Cautionary Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “confident,” “believe,” “will,” “should,” “would,” “potential,” “positioning,” “proposed,” “planned,” “objective,” “likely,” “could,” “may,” and words of similar meaning, as well as other words or expressions referencing future events, conditions or circumstances. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Act. Statements that describe or relate to Atleos’ plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Examples of forward-looking statements in this release include, without limitation, statements regarding: our business and financial strategy; expectations regarding our cash flow generation and liquidity; our expectations of demand for our solutions and execution and the impact thereof on our financial results; our focus on advancing our strategic growth initiatives and transforming Atleos into a software-led as a service company with a higher mix of recurring revenue streams; and our expectations of Atleos’ ability to deliver increased value to customers and stockholders. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of Atleos’ control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to:
•Strategy and Technology: transforming our business model, development and introduction of new solutions; competition in the technology industry, integration of acquisitions and management of alliance activities; and our multinational operations;
•Business Operations: domestic and global economic and credit conditions; tariffs and other trade measures; risks and uncertainties from the payments-related business and industry; maintenance of a significant amount of vault cash involves risk of loss and is subject to cost fluctuations based on interest rate movements; retention and attraction of key employees; defects, errors, installation difficulties or development delays; failure of third-party suppliers; a major natural disaster or catastrophic event, including the impact of pandemics and geopolitical and macroeconomic challenges; environmental exposures from historical and ongoing manufacturing activities and climate change; and the impact of data protection, cybersecurity and data privacy including any related issues;
•Finance and Accounting: our level of indebtedness; the terms governing our indebtedness; incurrence of additional debt or similar liabilities or obligations; access or renewal of financing sources; our cash flow sufficiency to service our indebtedness or fund our share repurchase program; interest rate risks; the terms governing our trade receivables facility; any lowering or withdrawal of the ratings assigned to our debt securities by rating agencies; our pension liabilities; and the write down of the value of certain significant assets;
•Law and Compliance: allegations or claims by third parties that our products or services infringe on intellectual property rights of others, including claims against our customers and claims by our customers to defend and indemnify them with respect to such claims; changes to our tax rates and additional income tax liabilities; uncertainties regarding regulations, lawsuits and other related matters; changes to cryptocurrency regulations;
•Separation: the perceived reliability of Atleos’ financial statements if Atleos is unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act; the failure of NCR Voyix Corporation (“Voyix”) to perform under various transaction agreements; Atleos’ obligation to indemnify Voyix pursuant to the agreements entered into in connection with the spin-off (including with respect to material taxes) and the risk Voyix may not fulfill any obligations to indemnify Atleos under such agreements; that under applicable tax law, Atleos may be liable for certain tax liabilities of Voyix following the spin-off if Voyix were to fail to pay such taxes; that agreements binding on Atleos restrict it from taking certain actions after the distribution that could adversely impact the intended U.S. federal income tax treatment of the distribution and related transactions; potential liabilities arising out of state and federal fraudulent conveyance laws; the fact that Atleos may receive worse commercial terms from third-parties for services it previously received from Voyix; and that after the spin-off, certain of Atleos’ executive officers and directors may have actual or potential conflicts of interest because of their previous positions at Voyix; and
•Our Common Stock: Atleos’ stock price may fluctuate significantly; substantial sales in the public market may cause the price of Atleos’ common stock to decline; dilution of ownership percentages; certain provisions in

Atleos’ governing documents may prevent or delay an acquisition; changes in, or the elimination of, our share repurchase program could affect our stock price and increase its volatility; the exclusive forum provision in Atleos’ bylaws could limit a stockholder’s ability to bring a claim against Atleos; and actions or proposals from stockholders that do not align with our business strategies or the interests of our other stockholders.

Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements.

NCR ATLEOS CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Periods Ended June 30
	Three Months		Six Months
($ in millions, except per share amounts)	2025	2024	2025	2024
Revenue
Product revenue	$266	$247	$455	$487
Service revenue	838	833	1,628	1,642
Total revenue	1,104	1,080	2,083	2,129
Cost of products	217	210	377	422
Cost of services	634	619	1,220	1,235
Total gross profit	253	251	486	472
% of Revenue	22.9%	23.2%	23.3%	22.2%
Selling, general and administrative expenses	116	132	238	264
Research and development expenses	17	11	34	28
Income from operations	120	108	214	180
% of Revenue	10.9%	10.0%	10.3%	8.5%
Interest expense	(69)	(79)	(136)	(158)
Other income (expense), net	12	4	9	8
Total interest and other expense, net	(57)	(75)	(127)	(150)
Income before income taxes	63	33	87	30
% of Revenue	5.7%	3.1%	4.2%	1.4%
Income tax expense	19	4	29	8
Net income	44	29	58	22
Net loss attributable to noncontrolling interests	(1)	(1)	(2)	(1)
Net income attributable to Atleos	$45	$30	$60	$23

Net income per share attributable to Atleos common stockholders
Basic	$0.61	$0.42	$0.82	$0.32
Diluted	$0.60	$0.41	$0.80	$0.31

Weighted average common shares outstanding
Basic	73.5	72.2	73.3	71.9
Diluted	74.9	73.7	75.1	73.5

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions, except per share amounts)	June 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$357	$419
Accounts receivable, net of allowances of $15 and $15 as of June 30, 2025 and December 31, 2024, respectively	669	591
Inventories	400	307
Restricted cash	279	210
Other current assets	271	231
Total current assets	1,976	1,758
Property, plant and equipment, net	480	474
Goodwill	1,953	1,950
Intangibles, net	534	550
Operating lease right of use assets	153	144
Prepaid pension cost	261	227
Deferred income tax assets	305	285
Other assets	152	156
Total assets	$5,814	$5,544
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$81	$81
Accounts payable	593	562
Payroll and benefits liabilities	119	145
Contract liabilities	395	316
Settlement liabilities	273	171
Other current liabilities	426	432
Total current liabilities	1,887	1,707
Long-term borrowings	2,816	2,855
Pension and indemnity plan liabilities	342	343
Postretirement and postemployment benefits liabilities	83	81
Income tax accruals	34	37
Operating lease liabilities	120	110
Deferred income tax liabilities	50	40
Other liabilities	130	120
Total liabilities	$5,462	$5,293
Stockholders’ equity
Atleos stockholders’ equity:
Preferred stock: par value $0.01 per share, 50.0 shares authorized, no shares issued	—	—
Common stock: par value $0.01 per share, 350.0 shares authorized, 73.5 and 72.7 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	1	1
Paid-in capital	55	47
Retained earnings	276	215
Accumulated other comprehensive income (loss)	18	(16)
Total Atleos stockholders’ equity	350	247
Noncontrolling interests in subsidiaries	2	4
Total stockholders’ equity	352	251
Total liabilities and stockholders’ equity	$5,814	$5,544

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	For the Periods Ended June 30
	Three Months		Six Months
($ in millions)	2025	2024	2025	2024
Operating activities
Net income	$44	$29	$58	$22
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	72	71	141	144
Stock-based compensation expense	8	9	17	19
Deferred income taxes	2	(12)	3	(12)
(Gain) loss on divestiture and disposal of assets, net	(24)	2	(27)	4
Bargain purchase gain from acquisition	—	(5)	—	(5)
Loss (earnings) from equity investments	1	—	1	—
Changes in assets and liabilities:
Receivables	(2)	25	(64)	(11)
Inventories	(47)	(19)	(107)	(49)
Current payables and accrued expenses	38	95	1	100
Contract liabilities	(15)	(21)	69	(20)
Employee benefit plans	(9)	(4)	(14)	(20)
Settlement assets and liabilities, net	2	10	95	9
Other assets and liabilities	(93)	(171)	(73)	(24)
Net cash provided by (used in) operating activities	$(23)	$9	$100	$157
Investing activities
Capital expenditures	$(21)	$(23)	$(50)	$(47)
Additions to capitalized software	(14)	(9)	(26)	(15)
Purchase of intellectual property	—	(8)	—	(8)
Proceeds from sale of property, plant, and equipment	24	—	24	—
Proceeds from divestiture	11	—	11	—
Sale (purchase) of investments, net	—	—	4	—
Other investing activities, net	—	—	—	(1)
Net cash used in investing activities	$—	$(40)	$(37)	$(71)
Financing activities
Payments on term credit facilities	$(20)	$(18)	$(59)	$(36)
Borrowings on revolving credit facilities	290	459	440	533
Payments on revolving credit facilities	(290)	(376)	(425)	(512)
Payments on other financing arrangements
Proceeds from employee stock plans	7	1	7	1
Tax withholding payments on behalf of employees	(1)	(7)	(8)	(13)
Payments on acquisition holdback	—	—	(16)	—
Principal payments for finance lease obligations	(1)	(1)	(2)	(1)
Other financing activities	(2)	(1)	(3)	(2)
Net cash provided by (used in) financing activities	$(17)	$57	$(66)	$(30)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	8	(3)	12	(12)
Increase (decrease) in cash, cash equivalents, and restricted cash	$(32)	$23	$9	$44
Cash, cash equivalents, and restricted cash at beginning of period	682	607	641	586
Cash, cash equivalents, and restricted cash at end of period	$650	$630	$650	$630

Non-GAAP Financial Measures
Non-GAAP Financial Measures. While Atleos reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, in this release Atleos also uses the non-GAAP measures listed and described below. Atleos’ definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP. Atleos believes these measures are useful for investors because they provide a more complete understanding of Atleos’ underlying operational performance, as well as consistency and comparability with Atleos’ past reports of financial results.
Adjusted Gross Profit (Non-GAAP), Adjusted Income from Operations (Non-GAAP), and Diluted Earnings per Share (Non-GAAP) are calculated as GAAP gross profit, income from operations, and diluted earnings per share, respectively, excluding, as applicable, acquisition-related costs; pension mark-to-market adjustments and other one-time pension-related costs; separation-related costs; amortization of acquisition-related intangibles; stock-based compensation expense; transformation and restructuring charges (which includes integration, severance, divestiture and other exit and disposal costs); Voyix legal and environmental indemnification expense; foreign currency remeasurement gain/loss of hyper-inflationary countries; and other non-recurring or unusual items. Management uses these non-GAAP measures to compare performance consistently over various periods.
Adjusted Gross Margin (Non-GAAP) is calculated based on Adjusted Gross Profit (Non-GAAP) as a percentage of total revenue. Management uses this non-GAAP measure to compare performance consistently over various periods.
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is calculated as GAAP Net income (loss) attributable to Atleos plus interest expense, net; plus income tax expense (benefit); plus depreciation and amortization; plus acquisition-related costs; plus pension mark-to-market adjustments and other one-time pension-related costs; plus separation-related costs; plus transformation and restructuring charges (which includes integration, severance, divestiture and other exit and disposal costs); plus stock-based compensation expense; plus Voyix legal and environmental indemnification expense; plus other amounts included in Other income (expense), net. Management uses this non-GAAP measure to compare performance consistently over various periods.
Adjusted EBITDA margin is calculated based on Adjusted EBITDA as a percentage of total revenue. Adjusted EBITDA margin by segment is calculated based on segment Adjusted EBITDA divided by the related segment component of revenue. Management uses this non-GAAP measure to compare performance consistently over various periods.
Adjusted free cash flow-unrestricted is calculated as net cash provided by operating activities less capital expenditures, less additions to capitalized software, plus/minus the change in restricted cash settlement activity, plus/minus net reductions or reinvestment in the trade receivables facility due to fluctuations in the outstanding balance of receivables sold, plus proceeds from sale-leaseback transactions of owned ATMs used in ATM as a Service and certain Network arrangements, plus pension contributions and settlements, and plus legal and environmental indemnification payments made to Voyix. Restricted cash settlement activity represents the net change in amounts collected on behalf of, but not yet remitted to, certain of the Company’s merchant customers or third-party service providers that are pledged for a particular use or restricted to support these obligations. These amounts can fluctuate significantly period to period based on the number of days for which settlement to the merchant has not yet occurred or day of the week on which a reporting period ends. We believe Adjusted free cash flow-unrestricted information is useful for investors because it indicates the amount of cash available after these adjustments for, among other things, investments in Atleos’ existing businesses, strategic acquisitions, and repayment of debt obligations. Adjusted free cash flow-unrestricted does not represent the residual cash flow available, since there may be other non-discretionary expenditures that are not deducted from the measure.
Constant Currency excludes the effects of foreign currency translation by translating prior period results at current period monthly average exchange rates. Due to the overall variability of foreign exchange rates from period to period, management uses constant currency measures to compare performance consistently over various periods.
Use of Certain Terms
Recurring revenue. All revenue streams from contracts where there is a predictable revenue pattern that will occur at regular intervals with a relatively high degree of certainty. This includes hardware and software maintenance revenue, processing revenue, interchange and network revenue, Bitcoin-related revenue, and certain professional services arrangements, as well as term-based software license arrangements that include customer termination rights.

Annualized Recurring Revenue (“ARR”) is calculated as recurring revenue, excluding software licenses sold as a subscription, for the last three months times four, plus the rolling four quarters for term-based software license arrangements that include customer termination rights. Management believes this metric may be useful to investors in evaluating the Company’s achievement of strategic goals related to the conversion of the self-service banking business to recurring revenue streams over time. ARR is an operating metric and does not necessarily reflect the pattern of revenue recognition in accordance with GAAP and should not be considered a substitute for GAAP revenue. ARR does not have a uniform definition and, therefore, Atleos’ definitions may differ from other companies’ definitions of this measure.

Last twelve months average revenue per unit (“LTM ARPU”) is calculated, for the Network segment, as total segment revenue for the previous twelve months divided by the average Network Managed Units for the previous twelve months. Atleos believes this metric may be useful to investors in evaluating the Company’s achievement of strategic goals related to the improved monetization of our ATM fleet over a specified period, excluding the impact of seasonality. LTM ARPU is an operating metric and does not represent revenue generated solely by our Network Managed Units, as total Network segment revenue includes revenue generated from other sources besides the Network Managed Units. LTM ARPU does not have a uniform definition and, therefore, Atleos’ definitions may differ from other companies’ definitions of this measure.

Network Managed Units is all transacting ATMs as of period end, whether Company-owned or Merchant-owned, other than those for which we only provide third party processing services and those under legacy managed services arrangements. This metric is used in the calculation of Network segment LTM ARPU.

Other performance metrics

	Three months ended June 30,
($ in millions, unless otherwise noted)	2025	2024
Self-Service Banking
Annualized recurring revenue(1)	$1,685	$1,664
Recurring revenue(1) as a % of SSB revenue	57%	63%
Revenue from ATMaaS arrangements	$62	$47
Network
LTM ARPU(1) (in thousands)	$16.2	$15.8
Network Managed Units(1) (in thousands)	77.0	80.8
(1) Refer to our definitions of Annualized recurring revenue, Recurring revenue, LTM ARPU and Network Managed Units in the section entitled “ Use of Certain Terms” above.

The following table presents the recurring revenue and all other products and services revenue that is recognized at a point in time:

($ in millions)	Three months ended June 30,
	2025	2024
Recurring revenue	$773	$792
All other products and services	331	288
Total revenue	$1,104	$1,080
Recurring revenue as a percent of revenue	70%	73%

Reconciliation of Net Income (Loss) Attributable to Atleos (GAAP) to Adjusted Net Income Attributable to Atleos (Non-GAAP) and Diluted Earnings Per Share (Non-GAAP)

	Three months ended June 30, 2025
($ in millions, except per share amounts)	Gross profit	Gross margin	Income from operations	Net income (loss) attributable to Atleos	Weighted average dilutive shares outstanding	Diluted earnings (loss) per share
GAAP Results	$253	22.9%	$120	$45	74.9	$0.60
Plus:
Transformation and restructuring	—	—%	—	(9)		(0.12)
Stock-based compensation expense	2	0.2%	8	7		0.09
Acquisition-related amortization of intangibles	20	1.8%	24	18		0.25
Acquisition-related costs	—	—%	1	1		0.01
Separation costs	—	—%	6	6		0.08
Voyix environmental indemnification expense	—	—%	—	1		0.01
Hyperinflationary foreign currency adjustment (1)	—	—%	—	1		0.01
Non-GAAP Adjusted Results	$275	24.9%	$159	$70	74.9	$0.93
(1)Beginning in the second quarter of 2025, we exclude from our Non-GAAP diluted EPS the gain/loss on remeasurement of foreign currency in hyper-inflationary countries. All periods presented have been recast to reflect the new definition.

Reconciliation of Net Income Attributable to Atleos (GAAP) to Adjusted Net Income Attributable to Atleos (Non-GAAP) and Diluted Earnings Per Share (Non-GAAP)

	Three months ended June 30, 2024
($ in millions, except per share amounts)	Gross profit	Gross profit margin	Income from operations	Net income (loss) attributable to Atleos	Weighted average shares outstanding	Diluted earnings (loss) per share
GAAP Results	$251	23.2%	$108	$30	73.7	$0.41
Plus:
Transformation and restructuring	3	0.3%	6	5		0.07
Stock-based compensation expense	1	0.1%	9	8		0.11
Acquisition-related amortization of intangibles	19	1.8%	23	17		0.23
Acquisition-related costs	—	—%	1	(3)		(0.04)
Separation costs	—	—%	6	4		0.05
Hyperinflationary foreign currency adjustment (1)	—	—%	—	2		0.02
Non-GAAP Adjusted Results	$274	25.4%	$153	$63	73.7	$0.85
(1) Beginning in the second quarter of 2025, we exclude from our Non-GAAP diluted EPS the gain/loss on remeasurement of foreign currency in hyper-inflationary countries. All periods presented have been recast to reflect the new definition.

Reconciliation of Net Income (Loss) Attributable to Atleos (GAAP) to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) (Non-GAAP)

($ in millions)	Q2 2025	% of Revenue	Q2 2024	% of Revenue
Net income attributable to Atleos (GAAP)	$45	4.1%	$30	2.8%
Interest expense	69	6.3%	79	7.2%
Interest income	(1)	(0.1)%	(2)	(0.2)%
Income tax expense	19	1.7%	4	0.4%
Depreciation and amortization expense	45	4.1%	43	4.0%
Acquisition-related amortization of intangibles	24	2.2%	23	2.1%
Stock-based compensation expense	8	0.7%	9	0.8%
Separation costs	6	0.5%	6	0.6%
Acquisition-related costs	1	0.1%	(4)	(0.4)%
Transformation and restructuring	(11)	(1.0)%	6	0.6%
Voyix environmental indemnification expense	1	0.1%	—	—%
Other (income) expense items, net (1)	(1)	(0.1)%	3	0.3%
Adjusted EBITDA (Non-GAAP)	$205	18.6%	$197	18.2%
(1) Includes certain income and expense items reported within Other income (expense), net on the Condensed Consolidated Statements of Operations, such as bank fees, the components of pension, postemployment and postretirement expense other than service cost, and the impact of foreign currency fluctuations. Prior to 2025, our calculations of Adjusted EBITDA did not exclude the other (income) expense line item. All periods presented have been recast to reflect the new definition. Additional amounts reported in Other income (expense), net are separately captured in this reconciliation. Therefore, Other (income) expense items, net shown here will not agree to total Other income (expense), net on the Condensed Consolidated Statements of Operations.

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Adjusted Free Cash Flow-Unrestricted (Non-GAAP)

($ in millions)	Q2 2025	Q2 2024
Net cash (used in) provided by operating activities	$(23)	$9
Capital expenditures	(21)	(23)
Additions to capitalized software	(14)	(9)
Change in restricted cash settlement activity	37	7
Pension contributions	6	—
Voyix environmental indemnification payments	6	—
Proceeds from ATM sale-leaseback transactions	24	—
Transfer of temporary funds back to Voyix(1)	—	32
Adjusted free cash flow-unrestricted	$15	$16
(1) As of March 31, 2024, cash provided by operating activities included approximately $32 million of cash related to a temporary transfer of funds from Voyix in March 2024, which was remitted back to Voyix in April 2024.